UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

Hercules Technology Growth Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA		94301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 289-3060

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The Information set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 1, 2012, Hercules Technology Growth Capital, Inc. (the “Company”), through a special purpose wholly-owned subsidiary of the Company, Hercules Funding II LLC, amended its credit facility with Wells Fargo Capital Finance, LLC (“WFCF”) under which WFCF has committed $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. The amendment reduces the interest rate floor by 75 basis points to 4.25% and extends the maturity date by one year to August 2015. Additionally, an amortization period of 12 months was added to pay down the principal balance as of the maturity date, and the unused line fee was reduced. The amendment is effective as of August 1, 2012.

Borrowings under the credit facility will continue to be at an interest rate per annum equal to LIBOR plus 3.50%, consistent with prior facilities while the floor has been lowered from 5.00% to 4.25%, a 75 basis point reduction. The credit facility requires payment of a monthly non-use fee, which was reduced from a scale of 0.0% to 0.75% of the average monthly outstanding balance to a scale of 0.0% to 0.50% of the average monthly outstanding balance, and has an advance rate equal to 50% of eligible loans placed in the collateral pool. The credit facility generally requires payment of interest on a monthly basis. All outstanding principal is due upon maturity. The amendment also increases the minimum tangible net worth when added to outstanding subordinated indebtedness from in excess of $314.0 million plus 90% of the cumulative amount of equity raised after March 31, 2011 to in excess of $362.0 million plus 90% of the cumulative amount of equity raised after June 30, 2012. The Company paid an amendment fee of $375,000.

The credit facility also contains an accordion feature which allows the Company to increase the credit line up to an aggregate amount of $300.0 million funded by additional lenders who may join the facility and with the agreement of WFCF and RBC Capital Markets and subject to other customary conditions. There can be no assurances that additional lenders will join the new credit facility.

The credit facility provides for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, bankruptcy events and change of control. The credit facility also includes various financial and operating covenants applicable to the Company and its subsidiaries. The covenants require, among other things, that the Company maintain certain financial ratios and a minimum tangible net worth in an amount, when added to outstanding subordinated indebtedness that is in excess of $362.0 million plus 90% of the cumulative amount of equity raised after June 30, 2012. In addition, the tangible net worth covenant will increase by 90 cents on the dollar for every dollar of equity capital subsequently raised by the Company.

The foregoing description of the credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the loan and security agreement, as amended, attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being furnished herewith to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Third Amendment to Loan and Security Agreement between Hercules Funding II LLC and Wells Fargo Capital Finance, LLC, effective August 1, 2012.

99.1	Press Release dated August 2, 2012 of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
August 2, 2012
	By:	/s/ Scott Harvey
Scott Harvey
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Loan and Security Agreement between Hercules Funding II LLC and Wells Fargo Capital Finance, LLC, effective August 1, 2012.

99.1	Press Release dated August 2, 2012 of the Company.